Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS SECOND QUARTER 2019 U.S. GAAP NET EARNINGS OF $0.83 PER DILUTED SHARE, OR $1.00 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

Auburn Hills, Michigan, July 25, 2019 – BorgWarner Inc. (NYSE: BWA) today reported second quarter results.

Second Quarter Highlights:

•	U.S. GAAP net sales of $2,551 million, down 5.3% compared with second quarter 2018.

◦	Excluding the impact of foreign currencies and the net impact of acquisitions and divestitures, net sales were down 0.3% compared with second quarter 2018.

•	U.S. GAAP net earnings of $0.83 per diluted share.

◦	Excluding the $0.17 per diluted share related to non-comparable items (detailed in the table below), adj. net earnings were $1.00 per diluted share.

•	U.S. GAAP operating income of $285 million, 11.2% of net sales.

◦
Excluding the $18 million of pretax expenses related to non-comparable items, adj. operating income was $303 million. Excluding the impact of non-comparable items, adj. operating income was 11.9% of net sales.

Full Year 2019 Guidance: The company has adjusted its 2019 full year guidance. Net sales are expected to be in the range of $9.94 billion to $10.18 billion. This implies year-over-year organic sales change of down 2.5% to flat. The company expects its market to decline in the range of 3.5% to 5.0% in 2019. Global light vehicle production expectations remain volatile, particularly in China. Foreign currencies are expected to decrease year-over-year sales by $270 million, primarily due to the depreciation of the Euro, Chinese Renminbi and Korean Won. The divestiture of the thermostat product line will decrease year-over-year sales by approximately $90 million. Excluding the impact of non-comparable items, adj. operating margin is expected to be in the range of 11.4% to 11.8%. Excluding the impact of non-comparable items, adj. net earnings are expected to be within a range of $3.75 to $4.00 per diluted share. 2019 full-year free cash flow is expected to be in the range of $525 million to $575 million.

Third Quarter 2019 Guidance: The company expects a third quarter 2019 organic net sales change in the range of down 1.5% to up 1.5%, compared with third quarter 2018 net sales of $2.48 billion. Foreign currencies are expected to decrease year-over-year sales by $25 million. The divestiture of the thermostat product line will decrease year-over-year sales by approximately $29 million. Excluding the impact of non-comparable items, adj. net earnings are expected to be within a range of $0.83 to $0.90 per diluted share.

Financial Results:
The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	Three Months Ended June 30,			Six Months Ended June 30
	2019	2018		2019		2018

U.S. GAAP	$0.83	$1.30		$1.60		$2.36

Non-comparable items:
Restructuring expense	0.05	0.11		0.11		0.14
Merger, acquisition and divestiture expense	0.02	0.01		0.02		0.02
Officer stock awards modification	—	(0.02)		0.01		(0.02)
Loss on arbitration	—	—		0.07		—
Gain on commercial settlement	—	—		—		(0.01)
Pension settlement loss	0.10	—		0.10		—
Tax adjustments	—	(0.21)		0.09		(0.21)

Non – U.S. GAAP	$1.00	$1.18	*	$1.99	*	$2.28
* Column does not add due to rounding

Net sales were $2,551 million in second quarter 2019, down 5.3% from $2,694 million in second quarter 2018. Net income in second quarter 2019 was $172 million, or $0.83 per diluted share, compared with $272 million, or $1.30 per diluted share, in second quarter 2018. Adj. net income per share in second quarter 2019 was $1.00 down from $1.18 in second quarter 2018. Adj. net income in second quarter 2019 excluded non-comparable items of $0.17 per diluted share. Adj. net income in second quarter 2018 excluded net non-comparable items of $(0.11) per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $106 million and decreased net earnings by approximately $0.04 per diluted share in second quarter 2019 compared with second quarter 2018. The decline in net earnings is primarily due to the impact of lower revenue, cost of recently enacted tariffs and supplier cost reductions not keeping pace with normal customer price deflation.

For the first six months of 2019, net sales were $5,117 million, down 6.6% from $5,478 million in the first six months of 2018. Net income in the first six months of 2019 was $332 million, or $1.60 per diluted share, compared with $497 million, or $2.36 per diluted share, in the first six months of 2018. Adj. net income per share in the first six months of 2019 was $1.99 down from $2.28 in the first six months of 2018. Adj. net income in the first six months of 2019 excluded net non-comparable items of $0.40 per diluted share. Adj. net income in the first six months of 2018 excluded net non-comparable items of $(0.08) per diluted share. These items are listed in the table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $233 million and decreased net earnings by approximately $0.10 per diluted share in the first six months of 2019 compared with the first six months of

2018. The impact of the divestiture of the thermostat product line decreased net sales by $30 million in the first six months of 2019 compared with the first six months of 2018. The decline in net earnings is primarily due to the impact of lower revenue, cost of recently enacted tariffs and supplier cost reductions not keeping pace with normal customer price deflation.

Net cash provided by operating activities was $467 million in first six months of 2019 compared with $305 million the first six months of 2018. Investments in capital expenditures, including tooling outlays, totaled $244 million in the first six months of 2019, compared with $269 million in the first six months of 2018. Balance sheet debt decreased $14 million, and cash and restricted cash decreased by $29 million at the end of second quarter 2019 compared with the end of 2018.

Engine Segment Results: Engine segment net sales were $1,569 million in second quarter 2019 compared with $1,674 million in second quarter 2018. Excluding the impact of foreign currencies and the divestiture of the thermostat product line, net sales were down 0.4% from the prior year's quarter. Adj. earnings before interest, income taxes and non-controlling interest ("Adj. EBIT") were $249 million in second quarter of 2019. Excluding the impact of foreign currencies, Adj. EBIT was $258 million, down 6.9% from second quarter of 2018. The decline in Adj. EBIT is primarily due to industry volume declines and supplier cost reductions not keeping pace with normal customer price deflation.

Drivetrain Segment Results: Drivetrain segment net sales were $998 million in second quarter 2019 compared with $1,034 million in second quarter 2018. Excluding the impact of foreign currencies, net sales were up 0.2% from the prior year’s quarter. Adj. EBIT was $102 million in second quarter 2019. Excluding the impact of foreign currencies, Adj. EBIT was $106 million, down 8.6% from second quarter 2018. The decline in Adj. EBIT is primarily due to higher research and development spending and startup costs for launches.

Recent Highlights:

•
BorgWarner’s reputation as a global leader in combustion technologies is demonstrated by the use of the company’s innovative regulated two-stage (R2S®) turbocharging system for BMW Group’s latest 2.0 liter TwinPower turbo 4-cylinder diesel engine, featured in most of the latest and upcoming vehicle models across the range. The extraordinary combination of a low pressure variable turbine geometry (VTG) turbocharger and a high pressure wastegate turbocharger was tailored to meet the automaker’s specific demands – most R2S applications use VTG in the high-pressure stage. BorgWarner’s technology is helping automakers comply with increasingly stringent local emissions regulations worldwide and, in Europe, supports them in meeting the requirements of the Euro 6d TEMP standard.

•
BorgWarner announced a new joint venture which will add battery packs to its broad propulsion portfolio. With global expertise supplying combustion, hybrid and electric vehicle propulsion solutions, BorgWarner is continuing to build its electrification portfolio and systems expertise by agreeing to form a joint venture with Romeo Power Technology, a technology-leading battery module and pack supplier. BorgWarner and Romeo Power Technology will form a new joint venture where BorgWarner will own 60% interest. BorgWarner believes bringing together BorgWarner’s customer, product launch and quality excellence with Romeo’s leading battery module and pack technology will meet a wide range of customers’ battery-electric vehicle needs. The battery modules and packs are expected to include intelligent battery management systems with proprietary algorithms for enhanced performance and cycle life, as well as proprietary thermal engineering for active and passive cooling.

•
BorgWarner has been recognized by Forbes as one of America’s Best Large Employers 2019 for excellence in workplace culture and employee satisfaction. The survey results identified BorgWarner as a best employer based primarily on employees’ willingness to recommend their own employer.

•
BorgWarner was named a GM Innovation Award winner during General Motors’ 27th annual Supplier of the Year awards ceremony held Thursday, May 16 in Warren, Michigan. GM’s Innovation Award recognizes the top suppliers among thousands of global contenders that introduced innovations that benefit customers. BorgWarner was named one of four 2018 Innovation Award winners for its Dual Volute turbocharger for gasoline engines. The new dual volute turbocharger was specifically engineered for gasoline engines in light-duty vehicles with aggressive transient response targets. BorgWarner’s new turbocharger delivers a noticeably quicker engine response time when accelerating from low speeds. General Motors is the first OEM to put this innovative technology in a production vehicle, the 2019 Chevy Silverado 1500 and 2019 GMC Sierra 1500 pickup truck models powered by GM’s 2.7-liter four-cylinder turbocharged engine.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2019 results and guidance will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 67 locations in 19 countries, the company employs approximately 30,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements in this press release may constitute forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are not guarantees of performance, and the Company’s actual results may differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; future changes in laws and regulations, including, by way of example, tariffs, in the countries in which we operate, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements in this press release to reflect any change in our expectations or any change in events, conditions, circumstances, or assumptions underlying the statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net sales	$2,551	$2,694	$5,117	$5,478
Cost of sales	2,038	2,114	4,085	4,307
Gross profit	513	580	1,032	1,171

Selling, general and administrative expenses	212	237	438	490
Other expense, net	16	30	45	35
Operating income	285	313	549	646

Equity in affiliates’ earnings, net of tax	(9)	(13)	(18)	(23)
Interest income	(2)	(1)	(5)	(3)
Interest expense	14	15	28	31
Other postretirement expense (income)	27	(2)	27	(5)
Earnings before income taxes and noncontrolling interest	255	314	517	646

Provision for income taxes	73	30	164	125
Net earnings	182	284	353	521

Net earnings attributable to the noncontrolling interest, net of tax	10	12	21	24
Net earnings attributable to BorgWarner Inc.	$172	$272	$332	$497

Earnings per share — diluted	$0.83	$1.30	$1.60	$2.36

Weighted average shares outstanding — diluted	206.8	209.9	207.0	210.3

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Capital expenditures, including tooling outlays	$127	$109	$244	$269

Depreciation and amortization	$107	$109	$214	$218

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Engine	$1,569	$1,674	$3,167	$3,390
Drivetrain	998	1,034	1,980	2,117
Inter-segment eliminations	(16)	(14)	(30)	(29)
Net sales	$2,551	$2,694	$5,117	$5,478

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adj. EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Engine	$249	$279	$490	$559
Drivetrain	102	116	207	237
Adj. EBIT	351	395	697	796
Restructuring expense	13	31	27	39
Merger, acquisition and divestiture expense	5	1	6	3
Other expense (income)	—	—	14	(5)
Officer stock awards modification	—	(4)	2	(4)
Corporate, including equity in affiliates' earnings and stock-based compensation	39	41	81	94
Interest income	(2)	(1)	(5)	(3)
Interest expense	14	15	28	31
Other postretirement expense (income)	27	(2)	27	(5)
Earnings before income taxes and noncontrolling interest	255	314	517	646
Provision for income taxes	73	30	164	125
Net earnings	182	284	353	521
Net earnings attributable to the noncontrolling interest, net of tax	10	12	21	24
Net earnings attributable to BorgWarner Inc.	$172	$272	$332	$497

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2019	December 31, 2018
Assets

Cash	$710	$739
Receivables, net	2,063	1,988
Inventories, net	817	781
Prepayments and other current assets	259	250
Assets held for sale	—	47
Total current assets	3,849	3,805

Property, plant and equipment, net	2,891	2,904
Other non-current assets	3,491	3,386
Total assets	$10,231	$10,095

Liabilities and Equity

Notes payable and other short-term debt	$171	$173
Accounts payable and accrued expenses	2,089	2,144
Income taxes payable	53	59
Liabilities held for sale	—	23
Total current liabilities	2,313	2,399

Long-term debt	1,929	1,941
Other non-current liabilities	1,487	1,410

Total BorgWarner Inc. stockholders’ equity	4,394	4,226
Noncontrolling interest	108	119
Total equity	4,502	4,345
Total liabilities and equity	$10,231	$10,095

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2019	2018
Operating
Net earnings	$353	$521
Depreciation and amortization	214	218
Stock-based compensation expense	17	22
Restructuring expense, net of cash paid	12	31
Pension settlement loss	26	—
Deferred income tax provision (benefit)	35	(34)
Tax reform adjustments to provision for income taxes	16	—
Equity in affiliates’ earnings, net of dividends received, and other	(4)	(27)
Net earnings adjusted for non-cash charges to operations	669	731
Changes in assets and liabilities	(202)	(426)
Net cash provided by operating activities	467	305

Investing
Capital expenditures, including tooling outlays	(244)	(269)
Payments for business acquired	(10)	—
Proceeds from sale of business, net of cash divested	24	—
Payments for investments in equity securities	(48)	(3)
Proceeds from asset disposals and other	1	5
Net cash used in investing activities	(277)	(267)

Financing
Net increase in notes payable	—	1
Additions to long-term debt, net of debt issuance costs	30	19
Repayments of long-term debt, including current portion	(39)	(14)
Payments for purchase of treasury stock	(100)	(110)
Payments for stock-based compensation items	(15)	(15)
Dividends paid to BorgWarner stockholders	(70)	(71)
Dividends paid to noncontrolling stockholders	(24)	(25)
Net cash used in financing activities	(218)	(215)

Effect of exchange rate changes on cash	(1)	(6)

Net decrease in cash	(29)	(183)

Cash and restricted cash at beginning of year	739	545
Cash and restricted cash at end of period	$710	$362

Net Earnings Per Diluted Share Guidance Reconciliation

	Q3 2019		Full-Year 2019
	Low	High	Low	High

U.S. GAAP	$0.81	$0.90	$3.19	$3.61

Non-comparable items:
Restructuring expense	0.02	—	0.27	0.10
Merger, acquisition and divestiture expense	—	—	0.03	0.03
Officer stock awards modification	—	—	0.01	0.01
Loss on arbitration	—	—	0.07	0.07
Pension settlement loss	—	—	0.10	0.10
Tax adjustments	—	—	0.08	0.08

Non – U.S. GAAP EPS Guidance	$0.83	$0.90	$3.75	$4.00

Free Cash Flow Outlook Reconciliation
	Full-Year 2019
	Low	High
Free Cash Flow:
Cash Provided By Operating Activities	$1,100	$1,200
Capital Expenditures	(575)	(625)
Free Cash Flow	$525	$575

Key Definitions
Organic Revenue Change: Revenue change year over year excluding the estimated impact of FX and net M&A.

Market: The estimated change in light vehicle production weighted for BorgWarner's geographic exposure.

Outgrowth: BorgWarner's "Organic Revenue Change" vs. "Market".